Exhibit T3A.7(g)

State of Delaware Secretary of State Division of Corporations Delivered 12:43 PM 01/19/2022 FILED 12:43 PM 01/19/2022 SR 20220172732 -File Number 6660521	SECOND CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CORE SCIENTIFIC, INC.	Execution Version

Core Scientific, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is Core Scientific, Inc.

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 13, 2017 and was subsequently amended by a Certificate of Amendment on June 12, 2018.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article I of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety effective as of 12:58 p.m. Eastern Standard Time on the date hereof to read as follows:

“The name of the corporation (hereinafter, the “Corporation”) is Core Scientific Operating Company.”

FOURTH: This Second Certificate of Amendment is to become effective as of 12:58 p.m. Eastern Standard Time on the date hereof.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by its duly authorized officer as of January 19, 2022.

CORE SCIENTIFIC, INC.

By:
Name:	Todd DuChene
Position:	Secretary